Exhibit 99.1


                                               Citizens Communications
                                               3 High Ridge Park
                                               Stamford, CT 06905
                                               203.614.5600
                                               Web site: www.czn.net


FOR IMMEDIATE RELEASE

Contact:
Brigid Smith
203.614.5042
bsmith@czn.com



             Citizens Communications Named to "Forbes Platinum 400" Company named one of America's 400 Best Big Businesses

Stamford, Conn., Jan. 12, 2007 - Citizens Communications Company (NYSE: CZN), the parent company of Frontier Communications, has been included as one of the "400 Best Big Companies in America" by Forbes. The magazine annually selects the best of the biggest publicly-traded companies in America, across 26 industry groups, for its Platinum 400 list. The selection process includes a thorough review of financial metrics, Wall Street forecasts, corporate governance ratings, and other public information. The list appears in the Jan. 8, 2007 issue of Forbes and can be found on http://www.forbes.com/lists.

According to Forbes, more than 1,000 corporations with $1 billion or more in revenues were screened in a selection process that included metrics such as latest 12-month and five-year stock market returns, sales and earnings-per-share growth and debt-to-capital ratios. Forbes used Thomson IBES consensus forecasts for long-term earnings growth; accounting and governance scores came from Audit Integrity of New York and Los Angeles.

"We are very pleased by the inclusion of our company in this exclusive list," said Maggie Wilderotter, Chairman and CEO. "The acknowledgement is especially important because it encompasses accounting and governance scores. Forbes' inclusion of Citizens proves that our focus on how we do business is vitally important to bottom-line results."

About Citizens Communications Company
Citizens Communications Company (NYSE: CZN) is a full-service communications provider and one of the largest local exchange telephone companies in the country. Under the Frontier brand name, the company offers telephone, television and Internet services, as well as bundled offerings, ESPN360 streaming video, residential security solutions and specialized bundles for small businesses and home offices.


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This document contains forward-looking  statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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